PROSPECTUS SUPPLEMENT NO. 2	Filed pursuant to Rule 424(b)(3)
(To Prospectus Dated May 4, 2006)	Registration No. 333-133785
$278,743,000
THE GOODYEAR TIRE & RUBBER COMPANY
4.00% Convertible Senior Notes due June 15, 2034
and Shares of Common Stock Issuable Upon Conversion of the Senior Notes

     This prospectus supplement No. 2 supplements information contained in that certain prospectus dated May 4, 2006 of The Goodyear Tire & Rubber Company, as amended and supplemented by prospectus supplement No. 1 dated May 26, 2006, covering resales by selling security holders identified therein of our 4.00% convertible senior notes due 2034 and shares of our common stock into which the notes are convertible.
     You should read this prospectus supplement No. 2 in conjunction with the prospectus. This prospectus supplement No. 2 updates information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement No. 2 supersedes the information contained in the prospectus, as amended and supplemented.
     See “Risk Factors” beginning on page 6 of the prospectus to read about factors you should consider before purchasing the notes or our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 1, 2006.

     The information appearing under the section entitled “Selling Security Holders” in the prospectus is amended and restated by the information appearing below based on information provided to us by the selling security holders on or prior to May 31, 2006.

Selling Security Holders
      We originally issued the notes to Goldman, Sachs & Co., Deutsche Bank Securities Inc. and, J.P. Morgan Securities Inc. as initial purchasers in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers resold the notes in transactions exempt from the registration requirements of the Securities Act in reliance on Rule 144A under the Securities Act to persons reasonably believed by them to be qualified institutional buyers. A predecessor registration statement on Form S-1 (Registration No. 333-127918) was declared effective by the SEC on December 13, 2005. We believe that certain holders of the notes utilized such registration statements to effect offers and sales of the notes. The registration statement of which this prospectus is a part represents the successor to that predecessor registration statement, which has been withdrawn.
      The selling security holders identified below, including their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all of the notes of such selling security holder described below and the common stock into which such notes are convertible. Any selling security holder may also elect not to sell any notes or common stock issuable upon conversion of the notes held by it. Certain selling security holders identified below may already have sold, transferred or disposed of all or a portion of their notes or shares of common stock issuable upon conversion of the notes since the date on which they provided the information regarding their ownership of those securities included in this prospectus and other selling security holders identified below may have purchased such notes or shares of common stock issuable upon conversion of such notes. Only those notes and shares of common stock issuable upon conversion of the notes listed below or in any supplement hereto may be offered for resale by the selling holders pursuant to this prospectus.
      The following table sets forth recent information with respect to the selling security holders of the notes and the number of notes beneficially owned by each selling security holder that may be offered pursuant to this prospectus. We prepared this table based on information supplied to us by or on behalf of the selling holders. Because the selling security holders may offer all or only some portion of the notes or the common stock listed in the table, no estimate can be given as to the amount of those securities that will be held by the selling holders upon termination of any sales.

	Aggregate			Shares of
	Principal			Common Stock
	Amount of Notes	Shares of		Beneficially
	Beneficially	Common Stock	Shares of	Owned After
	Owned and	Beneficially	Common Stock	Completion of
Selling Holder	Offered	Owned(1)	Offered	the Offering(2)

AHFP Context(3)	300,000	24,921	24,921	0
Allstate Insurance Company(4)	750,000	72,803	62,303	10,500
Altma Fund Sicav Plc in respect of The Grafton Sub Fund(3)	400,000	33,228	33,228	0
Aristeia International Limited(5)	13,366,000	1,110,318	1,110,318	0
Aristeia Partners LP(6)	134,000	11,131	11,131	0
Citigroup Global Markets Inc.	1,063,000	88,304	88,304	0
CNH CA Master Account, L.P.(7)	17,750,000	1,474,498	1,474,498	0
Context Convertible Arbitrage Fund, LP(3)	1,850,000	153,680	153,680	0
Context Convertible Arbitrage Offshore, LTD(3)	5,350,000	444,426	444,426	0
DBAG London(8)	41,850,000	3,476,492	3,476,492	0
D.E. Shaw Valence Portfolios, L.L.C.(9)	37,500,000	3,115,136	3,115,136	0
Deutsche Bank Securities Inc.	190,000	15,783	15,783	0
Ellington Overseas Partners, Ltd.(10)	1,000,000	83,070	83,070	0
Galleon Explorers Partners, L.P.(11)	32,000	2,658	2,658	0
Galleon Explorers Offshore, Ltd.(11)	128,000	10,633	10,633	0
Goldman, Sachs & Co.	50,000,000	5,339,593	5,339,593	0
Grace Convertible Arbitrage Fund, Ltd.(12)	2,000,000	166,141	166,141	0
HBMC LLC (13)	2,500,000	207,676	207,676	0

	Aggregate			Shares of
	Principal			Common Stock
	Amount of Notes	Shares of		Beneficially
	Beneficially	Common Stock	Shares of	Owned After
	Owned and	Beneficially	Common Stock	Completion of
Selling Holder	Offered	Owned(1)	Offered	the Offering(2)

Highbridge International LLC(14)	20,000,000	1,661,406	1,661,406	0
HSBC Investments (USA) Inc. A/ C HSBC Multi-Strategy Arbitrage Fund	1,000,000	83,070	83,070	0
Kamunting Street Master Fund, Ltd.(15)	12,500,000	1,038,379	1,038,379	0
KBC Financial Products USA, Inc.(16)	4,000,000	332,281	332,281	0
KDC Convertible Arbitrage Fund(17)	4,000,000	332,281	332,281	0
LDG Limited(18)	273,000	22,678	22,678	0
Lehman Brothers Inc.	2,000,000	166,141	166,141	0
Lyxor/ Context Fund LTD(3)	1,050,000	87,224	87,224	0
McMahan Securities Co. L.P.(19)	500,000	41,535	41,535	0
Morgan Stanley Convertible Securities Trust(20)	600,000	49,842	49,842	0
MSS Convertible Arbitrage Fund(21)	97,000	8,058	8,058	0
National Benefit Life Insurance Company(22)	4,000	332	332	0
Northern Income Equity Fund	6,000,000	498,422	498,422	0
PIMCO Convertible Fund(23)	200,000	16,614	16,614	0
Primerica Life Insurance Company(22)	38,000	3,157	3,157	0
Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio(24)	23,600,000	1,960,459	1,960,459	0
Sage Capital Management, LLC(25)	2,300,000	191,062	191,062	0
Shepard Investments International, Ltd.(26)	7,500,000	750,627	623,027	127,600
Sphinx Fund(21)	390,000	32,397	32,397	0
Stark International(26)	2,500,000	207,676	207,676	0
TQA Master Fund(21)	2,254,000	187,240	187,240	0
TQA Master Plus Fund(21)	1,196,000	99,352	99,352	0
UBS O’Connor LLC F/ B/ O O’Connor Global Convertible Arbitrage Master Limited	1,500,000	124,605	124,605	0
UFJ International PLC	100,000	8,307	8,307	0
Vicis Capital Master Fund(27)	1,000,000	83,070	83,070	0
Zurich Institutional Benchmark Master Fund(21)	790,000	65,626	65,626	0

(1)	The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 83.0703 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.

(2)	Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(3)	Michael Rosen and William Fertig exercise voting or investment control over the notes owned by this selling security holder.

(4)	Allstate Insurance Company is a wholly-owned subsidiary of The Allstate Corporation.

(5)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Franscella and Bill Techar.

(6)	Aristeia Advisors LLC is the investment manager for Aristeia Trading Partners LP. Aristeia Advisors LLC is jointly owned by Robert H. Lynch Jr., Kevin Toner, Anthony Franscella and Bill Techar.

(7)	CNH Partners, LLC is the investment advisor of the selling security holder with respect to the notes owned by this selling holder and has sole voting and dispositive power over the notes. The Investment Principals for the investment advisor are Robert Krail, Mark Mitchell and Todd Palvino.

(8)	This selling security holder is a wholly-owned subsidiary of Deutsche Bank Securities, Inc.

(9)	D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over any shares of Common Stock issuable upon conversion of the Notes owned by this selling shareholder. Julius Gaudio, Eric Wepsic, and Anne Dinning, or their designees exercise voting and investment control over the notes on D.E. Shaw & Co. L.P.’s behalf.

(10)	Ellington Management Group, LLC is the investment adviser of this selling security holder. Michael Vranos, as principal of Ellington Management Group, LLC, exercises voting or investment control over the notes owned by this selling security holder. Mr. Vranos disclaims beneficial ownership over the notes offered by this selling security holder except to the extent of any indirect ownership interest he may have in such notes through his economic participation in this selling security holder.

(11)	Raj Rajaratnam exercises voting or investment control over the notes owned by this selling security holder.

(12)	Bradford Whitmore and Michael Brailov exercise voting or investment control over the notes owned by this selling security holder.

(13)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of HBMC LLC (“HBMC”) and consequently has voting control and investment discretion over securities held by HBMC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HMBC.

(14)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HCC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

(15)	Allan Teh exercises voting or investment control over the notes owned by this selling security holder.

(16)	Alex Bezjian, Darren Carter, Jason Cuevas, Damir Delic, Luke Edwards, Jeff Engelberg, Dennis Fitzgerald, Thomas Korossy, Liming Kwan, Dan Lerner, Daniel McAloon, Brian Murphy, Eric Needleman, Timothy Quarnstrom, David Ricciardi, Quincy Scott, Rupen Soultanian, Mark Sullivan, John Tonzola, Tim Vaughan, Vincenzo Vigliotti, Richard Winter and Brandon Yarckin exercise voting or investment control over the notes owned by this selling security holder.

(17)	George Kellner exercises voting or investment control over the notes owned by this selling security holder.

(18)	TQA Investors LLC has sole investment power and shared voting power. Its members are: Robert Buttman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero.

(19)	The executive committee that exercises voting or investment control over the notes owned by this selling security holder consists of Ronald Fertig, Jay Glassman, Joe Dwyer, D. Bruce McMahon, Scott Dillinger and Norman Ziegleb.

(20)	This selling security holder is a wholly-owned subsidiary of Morgan Stanley.

(21)	TQA Investors, LLC has sole investment power and shared voting power. Its members are: Robert Buttman, George Esser, John Idone, Paul Bucci, Bartholomew Tesoriero and Andy Anderson.

(22)	This selling security holder is a wholly-owned subsidiary of Citigroup, Inc.

(23)	Mark Hudoff exercises voting or investment control over the notes owned by this selling security holder.

(24)	Pursuant to an investment management agreement, RG Capital Management, L.P. (“RG Capital”) serves as the investment manager of Radcliffe SPC, Ltd.’s Class A Convertible Crossover Segregated Portfolio. RGC Management Company, LLC (“Management”) is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Convertible Crossover Segregated Portfolio.

(25)	Peter deLisser exercises voting or investment control over the notes owned by this selling security holder.

(26)	Michael A. Roth and Brian J. Stark exercise voting or investment control over the notes owned by this selling security holder.

(27)	John Succo, Sky Lucas and Shad Stastney exercise voting or investment control over the notes owned by this selling security holder.